UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: May 14, 2002 (Date of earliest event reported)

BLUE MARTINI SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3319751
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 Campus Drive
San Mateo, California 94403
(Address of principal executive offices)

Telephone Number (650) 356-4000
(Registrant’s telephone number, including area code)

Item 5.    Other Events

On May 14, 2002, the Board of Directors (the “Board”) of Blue Martini Software, Inc. (the “Company” or “Blue Martini”) voted to expand the size of the Board from four to six and elected Dave Buchanan and Mel Friedman to fill the vacancies created thereby, effective May 14, 2002. Mr. Buchanan will serve until the Company’s 2003 annual meeting of stockholders and until his successor is elected and has qualified, or until his death, resignation of removal. Mr. Friedman will serve until the Company’s 2004 annual meeting of stockholders and until his successor is elected and has qualified, or until his death, resignation of removal. The following is a brief biography of each director.

Biographical Information

Dave Buchanan co-founded the Cybrant Corporation, a provider of configuration, pricing, quoting, guided selling, and solution design software applications (“Cybrant”), in March 1999 and served as President and CEO from Cybrant’s inception through January 2002, and as Chairman of Cybrant’s Board of Directors from its inception through April 2002, when Cybrant was acquired by Blue Martini. Before co-founding Cybrant, Mr. Buchanan co-founded Aurum Software, Inc. (“Aurum”) in 1989. Aurum was acquired by

Baan in 1998, after Aurum’s 1997 initial public offering. While at Aurum, Mr. Buchanan served as Vice President of Engineering and Chief Technical Officer. Before co-founding Aurum, Mr. Buchanan held management positions at Proteon, Ungermann-Bass, and Cincom Systems. Mr. Buchanan holds a B.S. in Mathematics/Computer Science from Principia College and master’s degrees in information systems and business administration from the University of Arizona.

Mel Friedman has served as Senior Vice President of Customer Advocacy at Sun Microsystems Inc. (“Sun”) since July 2000. Mr. Friedman recently announced his retirement from Sun effective July 2002. Mr. Friedman has served in several other high-level roles for Sun, including President of Sun’s Microelectronics division, Vice President of Worldwide Operations for Sun’s systems operation, Vice President of West Coast Operations, and Vice President of Supply Management, since joining the company in 1989. Before joining Sun, Mr. Friedman held senior positions at Prime Computer, Inc., Apollo Computer, Inc., and Polaroid Corporation, as well as co-founding Tabor Corporation, a disc drive company. Mr. Friedman is also currently a director of Electroglas, Inc. Mr. Friedman holds a B.S.M.E. with honors from the City College of New York and conducted graduate work in mechanical engineering and industrial management at MIT.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  May 29, 2002

BLUE MARTINI SOFTWARE, INC. (Registrant)

By:	/s/ MONTE ZWEBEN
Monte Zweben Chairman, President and Chief Executive Officer

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